Northwestern Mutual Series Fund, Inc.
NSAR Filing
December 31, 2000


Sub Item 77G:  Defaults and arrears on senior securities


Defaulted                         Nature     Date of   Amount of
Issue             Par           of Default   Default    Default

Decisionone     1,375,000        Interest    multiple  $ 72,132
Holdings
9.75%, 08/01/07

Decisionone     3,875,000        Interest    multiple  $648,463
Holdings
11.50%, 08/01/08